EXHIBIT 22

Subsidiaries of the Registrant

Brazauro Resources Corporation
(a British Columbia corporation)

Owns 100% of the following corporations:

Star U.S. Inc. (a Delaware corporation)

and

Brazauro Holdings (Brazauro) Ltd.
(a British Columbia corporation)

Brazauro Resources Corporation owns 98% of:

Jaguar Resources do Brasil Ltda.
(a Brazilian corporation)

Brazauro Holdings (Brazauro) Ltd. owns 2% of:

Jaguar Resources do Brasil Ltda.
(a Brazilian corporation)

Star U.S. Inc. Owns 100% of the following three corporations:

Diamond Operations, Inc. (a Delaware corporation)
Diamond Exploration, Inc. (an Arkansas corporation)
Continental Diamonds, Inc. (an Arkansas corporation)